                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

     For the Nine Months Ended September 30, 1997 and 1998
                 (In thousands, except ratios)


                                         Nine Months   Nine Months
                                            1997          1998
                                         -----------   -----------

Income before income taxes                 $   5,893    $   4,906

Add:  Fixed Charges                           10,327        8,794
Less:  Capitalized Interest                    (609)        (950)
                                           ---------    ---------

Income before income taxes                 $  15,611    $  12,750
                                           =========    =========

Fixed charges:
  Preferred stock dividends                $   6,038    $   6,038
  Income tax effect on preferred
    stock dividends                            1,857          285
  Interest portion of rentals                    502           64
  Interest expense                             1,930        2,407
                                           ---------    ---------

    Total fixed charges                    $  10,327    $   8,794
                                           =========    =========

Fixed Charge Ratio                              1.51         1.45

Inadequate coverage                              - -          - -
                                           =========    =========

Write-downs and other noncash charges:
  Depreciation, depletion and
    amortization (mining activity)            15,137       15,852
  Depreciation, depletion and
    amortization (corporate)                     233          293
  Provision for closed operations                239          463
  Reduction in carrying value of
    mining properties                            - -          - -
                                           ---------    ---------

                                           $  15,609    $  16,608
                                           =========    =========